Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on October 4, 2022

Registration Statement No. 333-249515-08

*FULL PRICING DETAILS* $1.250+ bln GM Financial (GMCAR 2022-4) Prime auto loan

Joint-leads: RBC (str), BMO, JPM, Scotia

Co-Managers: BofA, BNP, CIBC, Lloyds, Societe Generale

Selling Group: Loop Capital

- Anticipated Capital Structure -

CLS	AMT ($MM)	WAL	S/F	E.FNL	L.FNL	BENCH	SPRD	YLD%	CPN%	PRICE
===========================================================================================================

A-1	241.10	0.24	A-1+/F1+	04/23	10/23	I-CRV	+35	3.676	3.676	100.00000

A-2-A	294.99	1.07	AAA/AAA	06/24	11/25	I-CRV	+69	4.653	4.60	99.99099

A-2-B	150.00	1.07	AAA/AAA	06/24	11/25	SOFR30A	+65			100.00000

A-3	392.48	2.40	AAA/AAA	01/26	08/27	I-CRV	+77	4.876	4.82	99.98361

A-4	116.64	3.55	AAA/AAA	06/26	08/28	I-CRV	+90	4.931	4.88	99.99632

B	20.31	3.68	AA/AA	06/26	08/28	I-CRV	+155	5.565	5.50	99.99467

C	19.03	3.68	A/A	06/26	08/28	I-CRV	+175	5.765	5.69	99.97680

D	15.88	<Retained>
============================================================================================================

- Transaction Details -

Expected Pricing:	PRICED	Transaction Size:	$1,250,430,000
Expected Settlement:	10/12/22	Offered amount:	$1,234,550,000
First Payment Date:	11/16/22	Registration:	Public/SEC-registered
Expected Ratings:	S&P/Fitch	ERISA Eligible:	Yes
Bloomberg Ticker:	GMCAR 2022-4	Pricing Speed:	1.3% ABS to 10% Call
Bloomberg SSAP:	GMCAR20224	RR Compliance:	US-Yes; EU-No
Bill & Deliver:	RBC	Min Denoms:	$1k x $1k

- Available Materials -

Preliminary Prospectus, FWP and Intex CDI (attached)

Deal Roadshow: https://dealroadshow.com; password “GMCAR20224”

Intexnet dealname: “RBCGMAR224”; password “9KV2”

-------CUSIPS-------

A-1 36265Q AA4

A-2-A 36265Q AB2

A-2-B 36265Q AC0

A-3 36265Q AD8

A-4 36265Q AE6

B 36265Q AF3

C 36265Q AG1

D 36265Q AH9

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.